Exhibit 99.1

Sanara MedTech Inc. Reports Unaudited Preliminary Financial Results for the Fourth Quarter and Full Year 2025; Introduces Full Year 2026 Financial Guidance

FORT WORTH, TX, January 23, 2026 (GLOBE NEWSWIRE) – Sanara MedTech Inc. (“Sanara MedTech,” “Sanara,” the “Company,” “we,” “our” or “us”) (Nasdaq: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical market, today reported certain unaudited preliminary financial results for the fourth quarter and full year ended December 31, 2025, and introduced its financial guidance for the full year ending December 31, 2026.

Selected Fourth Quarter and Full Year 2025 Preliminary Financial Results (Unaudited):

●	Net revenue for the fourth quarter of 2025 is expected to be in the range of $27.2 million to $27.7 million, an increase of approximately 3% to 5%, compared to $26.3 million in the fourth quarter of 2024.

○	As previously disclosed, the Company experienced growth in sales of BIASURGE® Advanced Surgical Solution (“BIASURGE”) in the fourth quarter of 2024, as a result of supply chain issues and shortages of intravenous fluids and saline solutions experienced by the broader industry due to Hurricane Helene. Excluding approximately $1.8 million of BIASURGE sales in the fourth quarter of 2024, net revenue in the fourth quarter of 2025 is expected to increase approximately 11% to 13% year-over-year.(1)

●	Net revenue for the full year 2025 is expected to be in the range of $102.7 million to $103.2 million, an increase of approximately 19%, compared to $86.7 million for the full year 2024.

○	Excluding the aforementioned $1.8 million of BIASURGE sales in the fourth quarter 2024, net revenue for the full year 2025 is expected to increase approximately 21% to 22% year-over-year.(1)

●	As of December 31, 2025, the Company had cash of approximately $16.6 million and long-term debt of $46.0 million, compared to cash of $15.9 million and long-term debt of $30.7 million as of December 31, 2024.

Fourth Quarter and Recent Operational Highlights:

●	On December 10, 2025, the Company provided an update on progress related to its strategic alliance with Biomimetic Innovations Ltd (“BMI”). In addition, Sanara reaffirmed its plans to introduce the OsStic™ Synthetic Injectable Structural Bio-Adhesive (“OsStic”) to the U.S. commercial market in the first quarter of 2027, following anticipated clearance by the U.S. Food and Drug Administration, to support reduction and provisional fixation treatment of the more than 100,000(2) peri-articular fractures occurring annually nationwide.

●	On January 07, 2026, the Company announced its BIASURGE product received an Innovative Technology contract from Vizient, Inc. (“Vizient”), the nation’s largest provider-driven healthcare performance improvement company. The contract was awarded based on the recommendation of BIASURGE by hospital experts who serve on one of Vizient’s client-led councils, and it signifies to Vizient clients BIASURGE’s unique qualities that potentially bring improvement to the healthcare industry. The Innovative Technology contract offers Vizient’s extensive network of healthcare facility customers access to BIASURGE at contracted pricing and pre-negotiated terms, effective January 1, 2026.

Full Year 2026 Financial Guidance:

●	The Company expects full year 2026 net revenue to range from $116 million to $121 million, representing growth of approximately 13% to 17%, compared to the midpoint of the expected net revenue range for the full year 2025.

“Our team delivered strong performance in 2025, culminating in preliminary net revenue of approximately $103 million, an increase of approximately 19% year-over-year,” stated Seth Yon, Sanara’s President and Chief Executive Officer. “In the fourth quarter of 2025, our preliminary net revenue increased in the range of 11% to 13% year-over-year, excluding approximately $1.8 million of BIASURGE sales in the prior year period, consistent with the range of expectations shared on our Q3 earnings call.(1) Operationally, we made important progress across multiple areas during the fourth quarter. Importantly, we secured a new contract with Vizient, Inc. – the largest group purchasing organization in the U.S. – which significantly expands access to BIASURGE at contracted pricing and pre-negotiated terms. In addition, we enhanced our sales and distribution network, while also working to expand our product portfolio through our initiatives with BMI related to OsStic.”

Mr. Yon continued: “Looking ahead to 2026, we expect to deliver net revenue growth of approximately 13% to 17% year-over-year, fueled primarily by sales of our soft tissue products. We are entering 2026 as a pure play surgical business for the treatment of surgical wounds, which we believe positions Sanara to deliver sustainable, long-term growth and profitability as we expand our share of the multi-billion-dollar surgical solutions market.”

The Company’s independent registered public accounting firm has not completed its procedures with respect to the preliminary financial information or its audit of our financial statements for the year ended December 31, 2025. Actual results may differ from these estimates as a result of the completion of our audit and other developments that may arise between now and the time our financial results for the fourth quarter and fiscal year are finalized.

(1) Net revenue excluding BIASURGE sales in the fourth quarter of 2024 is a non-GAAP financial measure. See the discussion and the reconciliations at the end of this release for additional information.

(2) National Library of Medicine; BMI and Sanara company estimates.

About Sanara MedTech Inc.

Sanara MedTech Inc. is a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical market. The Company develops, markets, and distributes surgical products for use by physicians and clinicians in hospitals. Each of the Company’s products, services, and technologies are designed to achieve the goal of providing better clinical outcomes at a lower overall cost for patients. Sanara’s products are primarily sold in the North American surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen® Powder, BIASURGE® Advanced Surgical Solution, FORTIFY TRG® Tissue Repair Graft, FORTIFY FLOWABLE® Extracellular Matrix, as well as a portfolio of advanced biologic products including: ACTIGEN® Verified Inductive Bone Matrix, ALLOCYTE® Plus Advanced Viable Bone Matrix, BiFORM® Bioactive Moldable Matrix, and TEXAGEN® Amniotic Membrane Allograft to the surgical market. The Company believes it can drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. The Company strives to be one of the most innovative and comprehensive providers of effective surgical solutions and is continually seeking to expand its offerings for patients requiring treatments in the United States. For more information, please visit SanaraMedTech.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the Company’s expected net revenue for the fourth quarter and full fiscal year ended December 31, 2025, the Company’s expected cash balance as of December 31, 2025, the Company’s expected net revenue for the fiscal year ending December 31, 2026, the potential sale of BIASURGE to Vizient clients upon award of the Innovative Technology contract, the Company’s business strategy and mission, the development of new products, the timing of commercialization of the Company’s products, and the regulatory approval process. These items involve risks, contingencies and uncertainties such as the preliminary financial information remaining subject to changes and finalization based upon management’s ongoing review of results for the fourth quarter and full fiscal year 2025 and the completion of all quarter and year-end closing procedures, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Relations Contact:

Jack Powell or Mike Piccinino, CFA

ICR Healthcare

IR@sanaramedtech.com

SANARA MEDTECH INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES (UNAUDITED)

To supplement the Company’s financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we present adjusted net revenue, a non-GAAP financial measure, in this press release, which adjusts net revenue for unusual events, including the $1.8 million of sales of BIASURGE in the fourth quarter of 2024, as a result of supply chain issues and shortages of intravenous fluids and saline solutions experienced by the broader industry due to Hurricane Helene. The Company’s non-GAAP financial measures are not in accordance with, nor an alternative for, measures conforming to GAAP and may be different from non-GAAP financial measures used by other companies.

Reconciliation of Net Revenue to Adjusted Net Revenue:

($ in millions)
	Three Months Ended					Twelve Months Ended
	December 31,			% Increase		December 31,			% Increase
	2025		2024			2025		2024
	Low	High		Low	High	Low	High		Low	High
Net Revenue	$27.2	$27.7	$26.3	3%	5%	$102.7	$103.2	$86.7	19%	19%
BIASURGE sales (1)		-	(1.8)				-	(1.8)
Adjusted Net Revenue (excluding BIASURGE sales)	$27.2	$27.7	$24.5	11%	13%	$102.7	$103.2	$84.8	21%	22%

(1) Estimated BIASURGE sales related to supply chain issues and shortages of intravenous fluids and saline solutions experienced by the broader industry during the fourth quarter of 2024 due to Hurricane Helene.